Execution Copy	EXHIBIT 10.4

October 16, 2014

Jay Samit

2655 N Beverly Glen Blvd

Los Angeles, CA 90077

Dear Jay:

Congratulations! I am pleased to confirm our offer to you to become SeaChange International, Inc.’s Chief Executive Officer and a member of our Board of Directors. This position is based in SeaChange’s office in Milpitas, CA.

The starting salary for this position is $500,000.00 which will be paid semi-monthly at the rate of $20,833.33. In FY2015 you will be eligible to participate in an annual bonus program approved by the Compensation Committee. In this program, you will be guaranteed a cash bonus of $125,000 and a fixed value RSU award equivalent to $187,500 (priced on the January 31, 2015 market close), vesting on January 31, 2016. This cash and RSU award will be granted after the financial close of FY2015, during Q1 of FY2016.

In FY2016 you will be eligible to participate in an annual bonus program approved by the Compensation Committee. The program will be based on the achievement of Company financial and strategic goals, as determined by the Compensation Committee, also applicable to other named executive officers of the Company. In this program, you will be eligible to receive an annual bonus (the “Annual Bonus”) consisting of i) a cash bonus with a target value of $500,000 and ii) an RSU award, at target consisting of both a fixed value RSU award equivalent to $375,000 (priced based on market close on the last business day of the applicable fiscal year) and 53,571 RSU’s, with both the cash bonus and RSU award to be granted after the financial close of FY2016, during Q1 of FY2017, based on meeting annual performance metrics and with the RSU component to be subject to one year vesting, with vesting to occur January 31, 2017. In FY2016 you will also be eligible for a Long Term Equity Award (the “LTI Award”) of 150,000 RSUs to vest January 31, 2018 based upon the achievement of certain to be determined long term annual goals to be measured on an annual basis during the term of the award, subject to a cumulative adjustment at the end of the period should any one annual performance component not have been met. Each of the Annual Bonus and the LTI Award also requires remaining an employee in good standing at the time of payment.

In addition, subject to approval by the Compensation Committee, effective on the date of such approval, you will receive one-time grants of (i) a fixed value RSU award equivalent to $1,000,000, vesting over a 4 year period beginning on the first anniversary date of your employment (the “Initial RSU Award”), and (ii) an award of 500,000 non-qualified stock options (the “Initial Option Award”) exercisable at the price of the Common Stock on the date of grant by the Compensation Committee, which will vest as follows:

•	166,667 shall vest on the date on which the closing price of SeaChange’s Common Stock on a national stock exchange has exceeded $10.00 per share for twenty consecutive trading days;

•	166,666 shall vest on the date on which the closing price of SeaChange’s Common Stock on a national stock exchange has exceeded $12.00 per share for twenty consecutive trading days; and

•	166,666 shall vest on the date on which the closing price of SeaChange’s Common Stock on a national stock exchange has exceeded $14.00 per share for twenty consecutive trading days.

In compliance with the terms of SeaChange’s Amended and Restated 2011 Compensation and Incentive Plan, none of the options shall vest prior to six months from the date of grant.

In addition to all of the above, you will be covered under a Change of Control Agreement. We have attached a copy of the agreement for your review.

To assist you with your temporary living expenses to be located near a SeaChange office, SeaChange will reimburse you for your accommodations and related expenses up to $4000.00 per month in a living allowance for a period of no less than eighteen (18) months from the date hereof, based on submission of receipts.

You will be eligible, on your start date, on the same basis as other employees of the Company, to participate in and to receive benefits under any Company group medical, dental, life, disability or other group insurance plans and 401K Plan.

This offer is contingent upon the satisfactory presentation of appropriate documentation of your legal right to work in the United States. Enclosed is a list of documentation which can be used. Your employment with SeaChange is also contingent upon a completed successful background check.

If your employment with SeaChange is terminated by SeaChange without Cause (other than on account of death or Disability) and you are not entitled to payment pursuant to your Change of Control Agreement in connection therewith, you will be entitled to (i) a one-time payment in an amount equal to the sum of 18 months of Base Salary, payable over 12 months in equal monthly installments, subject to applicable withholding, (ii) an amount of your Annual Bonus determined based on performance targets pro-rated to the date of termination and based on actual performance through date of termination (with the RSU portion of the Annual Award to be subject to vesting on the last day of the following fiscal year), (iii) the issuance of that amount of the LTI Award for which the performance criteria (other than service through January 31, 2018) have been satisfied prior to the date of termination, (iv) vesting of the Initial RSU Award in an amount pro-rated for your period of service through date of termination, and (v) vesting of the Initial Option Award to the extent the price but not time based criteria have been satisfied. For purposes of clarity, except as provided in the Change of Control Agreement, upon termination of employment, none of any then issued RSUs or Stock Options shall vest as a result of the termination of your employment except to the extent specified in this paragraph. Capitalized terms used in this paragraph not otherwise defined in this letter shall have the meanings assigned to such terms in the Change of Control Agreement.

With the exception of the matters outlined in the attached Change of Control Agreement, please be advised that neither this letter nor its terms, constitutes a contract of employment, or a guarantee of employment for a specific period of time.

We look forward to your acceptance.

Sincerely,

Thomas Olson

Chair, Board of Directors, SeaChange International, Inc.

ACKNOWLEDGED AND AGREED:

/s/ JAY SAMIT
Jay Samit
Date: